U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON,  D.C. 20549

                                  FORM 12b-25

                         NOTIFICATION OF LATE FILING

                                  (CHECK ONE)

                     [  ] Form 10-Q and Form 10-Q-SB

[X] Form 10-K and Form 10-KSB   [  ] Form 20-F   [ ] Form 11-K
[ ] For N-SAR



For Period Ended July 31, 1997                     SEC FILE
NUMBER
 [ ] Transition Report on Form 10-K                --------------
-
 [ ] Transition Report on Form 20-F                    1-25362
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-Q                 CUSIP NUMBER
 [ ] Transition Report on Form N-SAR               --------------
-
For the Transition Period Ended:                     456-913-102

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        Nothing in this Form shall be construed to imply that the
        Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing check above,
identify the Item(s) to which the notification relates: N/A

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant
     Infosafe Systems, Inc.

Address of Principal Executive Office (Street and Number)
     342 Madison Avenue

City, State, and Zip Code
     New York, NY   10173


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PART II - RULES 12B-25(B) and (C)
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If the subject report could not be filed without unreasonable effort or
expense and the registrant seeks relief pursuant to Rule 12b-
25(b), the following should be completed. (Check appropriate box)

     [X]   (a) The reasons described in reasonable detail in Part
III of
               this form could not be eliminated without unreasonable
               effort or expense;

     [X}   (b) The subject annual report, semi-annual report,
transition
               report on Form 10-K, Form 20-F, Form 11-K, or Form
N-SAR, or
               portion thereof will be filed on or before the fifteenth
               calendar day following the prescribed due date; or the
               subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
               calendar day following the prescribed due date;
and

     [ ]   (c) The accountant's statement or other exhibit
required by
               Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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     The Registrant is seeking relief pursuant to Rule 12b-25(b)
due to the
fact that the Registrant's Form 10-KSB for the fiscal year ended
July 31, 1997
could not be filed without unreasonable effort or expense.  On
September 22,
1997, Walter M. Psztur replaced Patrick Brosnan as the
Registrant's
Controller, its principal accounting officer. Mr. Psztur's orientation with the Registrant's business, operations and financial condition, and his transition into his position and responsibilities as Controller occurred simultaneously with Registrant's annual audit and Form 10-K preparation process.


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PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

            Walter M. Psztur             212-867-7200
           __________________       ____________________
                (Name)               (Telephone Number)

     (2) Have all other periodic reports required under Section
13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is not identify report(s).

                    [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the
     reasons why a reasonable estimate of the results cannot be made.








                           Infosafe Systems, Inc.
              _____________________________________________
               (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 29, 1997                By: __/s/Walter M.
Psztur_____

                                          Walter M. Psztur
                                          (Controller and
                                           Principal Accounting
Officer)